Exhibit 4.24

SUPPLEMENTAL LETTER

To:	Paragon Shipping Inc.
Trust Company Complex
Ajeltake Road
Ajeltake Island
Majuro
The Marshall Islands MH 96960

From:	Bank of Scotland plc
11-13 Earl Grey Street
Edinburgh EH3 9BN
Scotland
(in its capacity as Agent for itself
and the other Creditor Parties)

31 December 2010
Dear Sirs

1           Background.

(A)
By a loan agreement dated 4 December 2007 (as supplemented and amended by a supplemental agreements dated respectively 20 May 2008, 13 March 2009 and 12 June 2009 and as further amended and restated by an amending and restating agreement dated 9 March 2010, the “Loan Agreement”) and made between (i) Paragon Shipping Inc. as borrower (the “Borrower”), (ii) the banks and financial institutions listed therein as lenders (the “Lenders”) and (iii) ourselves as agent, mandated lead arranger, underwriter, swap bank and security trustee, it was agreed that the Lenders would make available to the Borrower a loan facility of (originally) up to US$89,000,000 (the “Loan”) in aggregate.

(B)	The Borrower has requested certain amendments to (inter alia) the financial covenants set out in Clause 12.4 of the Loan Agreement.

2
Agreement and amendments to the Loan Agreement.  Subject to the satisfaction of the conditions of this Letter and with effect from the date of this Letter, the Loan Agreement shall be amended as follows:

(a)
by replacing the words “other than” with the words “including without limitation, any” before the words “restricted cash” within the brackets in the definition of “Liquid Assets” in Clause 1.1 thereof; and

(b)	by deleting Clause 12.4 thereof in its entirety and replacing the same with the following:

“12.4           Financial covenants.  The Borrower shall ensure that at all times:

(a)	the ratio of EBITDA to Interest Expenses shall not be less than 2.5:1;

(b)	the Market Value Adjusted Net Worth of the Group shall not be less than $200,000,000 plus 100 per cent. of the net cash amount of all future equity offerings made by the Borrower;

(c)
the Leverage Ratio shall not exceed 75 per cent. during the period 1 October 2009 to 31 December 2009 (inclusive) and the financial year ending 31 December 2010, 70 per cent. during the financial year ending 31 December 2011 and 60 per cent. during the financial year ending 31 December 2012;

(d)	the Group shall maintain a positive Working Capital at all times of not less than $1,000,000;

(e)	the Group shall maintain Liquid Assets of an amount not less than the greater of:

(i)
all amounts falling within the definition of “Financial Indebtedness” in Clause 1.1 in respect of the Borrower which will become due and payable by the Borrower during the following two consecutive financial quarters or which will accrue during such period; and

(ii)	$25,000,000;

(f)	a minimum amount of $2,000,000 per Ship then subject to a Mortgage stands to the credit of the Earnings Account for such Ship unless:

(i)
any Charterparty is terminated or becomes invalid or unenforceable, or is renegotiated such that the aggregate charter hire for all Ships is insufficient to meet the Borrower’s projected debt service obligations over the following two consecutive financial quarters Provided that the Borrower shall be entitled at any relevant time to renegotiate the terms of any Charterparty if at that time it is in compliance with its obligations under this Agreement; or

(ii)	at any time, the Charter Coverage is less than 6 months; or,

(iii)
the Borrower has not, in respect of the three 82,000 dwt Kamsarmax newbuildings (having builder’s hull nos. 619, 622 and 624) and the four 37,200 dwt Handysize newbuildings (having builder’s hull nos. 604, 605, 612, and 625) on order with Zhejiang Ouhua Shipbuilding Co. Ltd. for anticipated delivery between 1 October 2011 and 31 December 2012 (each an “Unfinanced Vessel” and together, the “Unfinanced Vessels”) advised the Agent (in the manner referred to below):

(A)	by 31 March 2011, that it has received committed and credit-approved offers of post-delivery financing in respect of each Unfinanced Vessel from one or more lenders; or

(B)	by 30 June 2011, that it has concluded and executed binding and enforceable loan documentation to give effect to each of the loan facilities referred to in paragraph (A) above,

whereby each of (A) and (B) shall be confirmed by the Borrower by means of the inclusion of the following statement in the Compliance Certificate for the applicable financial quarter: “We confirm we have [received a committed and credit-approved offer of post-delivery financing for each Unfinanced Vessel][signed binding and enforceable loan documentation whereby there is available to us post-delivery financing for each Unfinanced Vessel]”, in which case the Borrower shall promptly notify the Lenders in writing and shall increase the minimum amount referred to above in this Clause 12.4(f) to the greater of:

(C)           an amount equal to the principal and interest obligations of the Borrower arising under this Agreement due and payable over the following three consecutive financial quarters or which will accrue during such period; and

(D)           $3,000,000 per Ship then subject to a Mortgage,

until such time as the Owners, or any of them, have entered into charterparties in a form approved by the Lenders with charterers acceptable to the Lenders which, on an aggregated basis, generate charter hire sufficient to meet the Borrower’s projected debt service obligations over the following two consecutive financial quarters.

For the purposes of paragraphs (e) and (f) of this Clause 12.4, the phrases “the following two consecutive financial quarters” and “the following three consecutive financial quarters” shall commence from the financial quarter which commences after the date on which a determination is to be made pursuant to paragraphs (e) or (f) of this Clause 12.4.”.

3	Representations and Warranties. The Borrower hereby represents and warrants to the Lenders that:

(a)
the representations and warranties contained in the Loan Agreement are true and correct on the date of this Letter as if all references therein to “this Agreement” were references to the Loan Agreement as supplemented by this Letter; and

(b)	this Letter comprises the legal, valid and binding obligations of the Borrower enforceable in accordance with its terms.

4
Conditions.  Our agreement contained in paragraph 2 of this Letter shall be expressly subject to the condition that we shall have received in form and substance as may be approved or required by us on or before the signature hereof:

(a)	copies of resolutions passed at a meeting of the board of directors of the Borrower evidencing approval of this Letter and authorising appropriate officers or attorneys to execute the same;

(b)	the original of any power of attorney issued in favour of any person executing this Letter on behalf of the Borrower; and

(c)
copies of all governmental and other consents, licences, approvals and authorisations as may be necessary to authorise the performance by the Borrower of its obligations under this Letter and the execution, validity and enforceability of this Letter.

5
Loan Agreement and Finance Documents.  The Borrower hereby agrees with the Lenders that the provisions of the Loan Agreement and the Finance Documents shall be and are hereby re-affirmed and remain in full force and effect.

6	Notices. Clause 28 (Notices) of the Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

7	Fees. On the date of this Letter, the Borrower shall pay to the Agent a work fee in the amount of $30,000 to be distributed to the Lenders in the proportions agreed between the Creditor Parties.

8
Governing Law.  This Letter shall be governed by and construed in accordance with English law and Clause 30 (Law and Jurisdiction) of the Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance at the foot of this letter.

Yours faithfully

_______________________________________

for and on behalf of
BANK OF SCOTLAND PLC
(in its capacity as Agent for itself and the other
Creditor Parties)

Accepted and agreed

_______________________________________

for and on behalf of
PARAGON SHIPPING INC.

Dated 31 December 2010

COUNTERSIGNED  this day 31st of December 2010 for and on behalf of the below companies each of which, by its execution hereof, confirms and acknowledges that it has read and understood the terms and conditions of this supplemental letter, that it agrees in all respects to the same and that the Finance Documents to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement.

for and on behalf of	for and on behalf of
CANYON I NAVIGATION CORP.	IMPERATOR I MARITIME COMPANY